                                                                    Exhibit 10.7

                        -------------------------------

                                    Form of

                        STOCK PURCHASE OPTION AGREEMENT

                                      for

                            WESTAR GENERATING, INC.

                                    between

                            WESTERN RESOURCES, Inc.,

                                      and

                            WESTAR INDUSTRIES, inc.

                                  Dated as of

                               ___________, 200_


                        -------------------------------

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
ARTICLE I DEFINITIONS................................................................   2
     Section 1.1.   Definitions......................................................   2

ARTICLE II OPTION TO PURCHASE INTERESTS..............................................   6
     Section 2.1.   Option to Purchase the Company Stock.............................   6
     Section 2.2.   Exercise of Option and Closing...................................   6
     Section 2.3.   Option Period....................................................   7
     Section 2.4.   Seller Support Obligations.......................................   7
     Section 2.5.   Net Book Value Adjustment to Purchase Price......................   8
     Section 2.6.   Adjustment to Purchase Price - Section 338(h)(10) Election.......   9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO
                    SELLER AND THE COMPANY...........................................  10
     Section 3.1.   Organization, Standing and Power.................................  10
     Section 3.2.   Capitalization of the Company....................................  10
     Section 3.3.   Authority Relative to this Agreement.............................  10
     Section 3.4.   No Conflict or Violation; Consents and Approvals.................  11
     Section 3.5.   Financial Statements.............................................  11
     Section 3.6.   Absence of Certain Changes.......................................  11
     Section 3.7.   Compliance with Law..............................................  12
     Section 3.8.   Permits..........................................................  12
     Section 3.9.   Litigation.......................................................  12
     Section 3.10.  Taxes............................................................  12
     Section 3.11.  Environmental Matters............................................  13
     Section 3.12.  Brokers and Finders..............................................  13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER...............................  13
     Section 4.1.   Organization Standing and Power..................................  13
     Section 4.2.   Authority Relative to this Agreement.............................  13
     Section 4.3.   No Conflict or Violation; Consents and Approvals.................  14
     Section 4.4.   Legal Proceedings................................................  14
     Section 4.5.   Brokers and Finders..............................................  14

ARTICLE V TAX MATTERS................................................................  14
     Section 5.1.   Tax Matters......................................................  14

ARTICLE VI COVENANTS.................................................................  18
     Section 6.1.   Conduct of the Business Pending the Closing......................  18
     Section 6.2.   Consents and Approvals...........................................  19
     Section 6.3.   Filings..........................................................  20
     Section 6.4.   Covenant to Satisfy Conditions...................................  20
     Section 6.5.   Further Assurances...............................................  20
     Section 6.6.   Maintenance of Stock Free of Encumbrances........................  20


     Section 6.7.   Maintenance of Project...........................................  20
     Section 6.8.   Risk of Loss.....................................................  21
     Section 6.9.   1935 Act and 1940 Act............................................  21
     Section 6.10.  Limitation.......................................................  21

ARTICLE VII CONDITIONS TO EACH PARTY'S OBLIGATIONS...................................  21
     Section 7.1.   Regulatory Approvals.............................................  21
     Section 7.2.   HSR Act..........................................................  21
     Section 7.3.   1940 Act.........................................................  21

ARTICLE VIII CONDITIONS TO THE SELLER'S OBLIGATIONS..................................  22
     Section 8.1.   Representations and Warranties of the Buyer True.................  22
     Section 8.2.   Performance......................................................  22
     Section 8.3.   Certificates.....................................................  22
     Section 8.4.   No Injunction or Proceeding......................................  22
     Section 8.5.   Seller Support Obligations.......................................  22
     Section 8.6.   Opinion of Counsel...............................................  22

ARTICLE IX CONDITIONS TO THE BUYER'S OBLIGATIONS.....................................  22
     Section 9.1.   Representations and Warranties of the Seller True................  22
     Section 9.2.   Performance by the Seller........................................  23
     Section 9.3.   Certificates.....................................................  23
     Section 9.4.   No Injunction or Proceeding......................................  23
     Section 9.5.   No Material Adverse Effect.......................................  23
     Section 9.6.   Power Purchase Agreement.........................................  23
     Section 9.7.   Third Party Consents.............................................  23

ARTICLE X TERMINATION AND ABANDONMENT; INDEMNIFICATION...............................  23
     Section 10.1.  Termination......................................................  23
     Section 10.2.  Procedure and Effect of Termination..............................  24
     Section 10.3.  Survival of Representations and Warranties.......................  24
     Section 10.4.  Indemnification..................................................  24

ARTICLE XI ADDITIONAL AGREEMENTS.....................................................  26
     Section 11.1.  No EWG...........................................................  26

ARTICLE XII MISCELLANEOUS............................................................  26
     Section 12.1.  Waivers and Amendments...........................................  26
     Section 12.2.  Entire Agreement; Assignment.....................................  26
     Section 12.3.  Validity.........................................................  26
     Section 12.4.  Notices..........................................................  26
     Section 12.5.  Governing Law....................................................  28
     Section 12.6.  Publicity........................................................  28
     Section 12.7.  Jurisdiction; Forum..............................................  28
     Section 12.8.  Descriptive Headings.............................................  28
     Section 12.9.  Counterparts.....................................................  28
     Section 12.10. Expenses.........................................................  28

     Section 12.11. Parties in Interest..............................................  28
     Section 12.12. Interpretation...................................................  29

SCHEDULES
     Schedule 2.5(c)  Reference Statement of Net Book Value
     Schedule 3.9     Litigation

EXHIBITS
     Exhibit A        Power Purchase Agreement

                        STOCK PURCHASE OPTION AGREEMENT

          This STOCK PURCHASE OPTION AGREEMENT (this "Agreement") dated as of this _______ day of _______, 200_ is made by and between Western Resources, Inc., a Kansas corporation (the "Seller"), and Westar Industries, Inc., a Kansas corporation (the "Buyer").

                                   RECITALS:

          WHEREAS, Seller, Public Service Company of New Mexico, a New Mexico corporation ("PNM"), HVOLT Enterprises, Inc., a Delaware corporation ("Parent"), HVK, Inc., a Kansas corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and HVNM, Inc. have entered into an Agreement and Plan of Restructuring Merger dated as of November 8, 2000 (as heretofore amended, the "Merger Agreement");

          WHEREAS, Seller and Buyer have entered into an Asset Allocation and Separation Agreement dated as of November 8, 2000 (the "Split Off Agreement"), providing for the split-off by Seller to its shareholders of all of the common stock of Buyer held by Seller (the "Split-Off ");

          WHEREAS, the Seller owns all of the shares of capital stock of Westar Generating, Inc., a Kansas corporation (the "Company"); and

          WHEREAS, the Company is a party to that certain Agreement for the Construction, Ownership and Operation of State Line Combined Cycle Generating Facility (the "Project Agreement") dated as of July 26, 1999 by and among The Empire District Electric Company, as an Owner, the Company, as an Owner and The Empire District Electric Company, as an Agent, pursuant to which the Company owns an undivided 40% ownership interest in the State Line Combined Cycle Generating Facility (the "Project") and a 33 1/3% interest in certain other real property described in the Project Agreement; and

          WHEREAS, Buyer, absent an exemption therefrom may be required to register under the Investment Company Act of 1940 (the "1940 Act"); and

          WHEREAS, Buyer may need to rely on the permanent exemption to registration provided in the 1940 Act for persons that have registered as holding companies under the Public Utility Holding Company Act of 1935 (the "1935 Act"); and

          WHEREAS, in order to allow it to register under the 1935 Act, Buyer desires to purchase from Seller all of the shares of capital stock of the Company, on the terms and subject to the conditions herein contained, and the Seller has agreed to sell such interests on such terms and subject to such conditions; and

          WHEREAS, Seller desires to indemnify the Buyer under certain circumstances in accordance with the terms of this Agreement;

          NOW THEREFORE, in consideration of the recitals and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          Section I.1.  Definitions.
                        -----------

          (a) The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement.

          "Additional Taxes" shall have the meaning set forth in Section 2.6 hereof.

          "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

          "Agreement" shall mean this Stock Purchase Option Agreement together with the Schedules and Exhibit hereto.

          "Allocation Agreement" shall have the meaning set forth in the recitals.

          "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in New York, New York.

          "Buyer" shall have the meaning set forth in the preamble hereto.

          "Buyer Disclosure Schedule" shall have the meaning set forth in
Article IV hereof.

          "Buyer Indemnified Parties" shall have the meaning set forth in
Section 10.4(a) hereof.

          "Buyer Material Adverse Effect" shall have the meaning set forth in
Section 4.1 hereof.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Closing" shall have the meaning set forth in Section 2.2(a) hereof.

          "Closing Date" shall have the meaning set forth in Section 2.2(a) hereof.

          "Closing Date Statement of Net Book Value" shall have the meaning set forth in Section 2.5(c) hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company" shall have the meaning set forth in the recitals hereto.

          "Company Stock" shall have the meaning set forth in Section 3.2(a) hereof.

          "Damages" shall mean any cash, out-of-pocket liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages and amounts paid in settlement, except to the extent caused by the negligence, willful misconduct or fraud of an Indemnified Party; provided however, Damages shall not include consequential damages other than those awarded to a third party against an Indemnified Party.

          "Deductible Amount" shall have the meaning set forth in Section 10.4(c) hereof.

          "DOJ" shall mean the Antitrust Division of the United States Department of Justice, or any successor agency.

          "Effective Tax Rate" shall have the meaning set forth in Section 5.1(h) hereof.

          "Encumbrance" shall mean any lien, encumbrance, security interest, charge, mortgage, option, pledge or restriction on transfer of any nature whatsoever (except, in the case of the Company Stock, for restrictions relating to applicable securities laws).

          "Environmental Claim" means any pending claim, action, demand, order, or written notice by or on behalf of, any Governmental Entity or other Person alleging potential liability based on any Environmental Law or environmental permit.

          "Environmental Laws" shall mean all federal, state, and local laws and regulations relating to Releases or threatened Releases of oil or Hazardous Materials or otherwise relating to the generation, treatment, storage, transport or handling of oil or Hazardous Materials.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "FERC" shall mean the Federal Energy Regulatory Commission, or any successor agency.

          "FTC" shall mean the Federal Trade Commission, or any successor agency.

          "Final Determination" shall mean (i) with respect to Federal Taxes,
(A) a "determination" as defined in Section 1313(a) of the Code, or (B) the date of acceptance by or on behalf of the Internal Revenue Service of Form 870-AD (or any successor form thereto), as a final resolution of Federal Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund and/or the right of the Internal Revenue Service to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved;
(ii) with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax provided for under applicable law; (iii) any final disposition by reason of the expiration of the applicable statute of limitations; and (iv) the payment of Tax by the Company, Seller or Buyer or any Affiliate thereof, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that the provisions of Section 5.1 hereof have been complied with, or, if such section is inapplicable, that the party responsible under the terms of this Agreement for such Tax is notified by the party paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other party agrees with such determination.

          "GAAP" shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

          "Governmental Entity" shall have the meaning set forth in Section 3.4 hereof.

          "Hazardous Materials" shall mean all substances defined as hazardous substances in CERCLA.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnified Party" shall have the meaning set forth in Section 10.4(g) hereof.

          "Indemnifying Party" shall have the meaning set forth in Section 10.4(g) hereof.

          "IRS" means the United States Internal Revenue Service.

          "Material Adverse Effect" shall have the meaning set forth in Section
3.1 hereof.

          "Net Book Value" shall have the meaning set forth in Section 2.5(b) hereof.

          "Notifying Party" shall have the meaning set forth in Section 5.1(d).

          "Option" shall have the meaning set forth in Section 2.1.

          "Overlap Period" shall have the meaning set forth in Section 5.1(b) hereof.

          "Overlap Period Taxes" shall have the meaning set forth in Section 5.1(b) hereof.

          "Participation Notice" shall have the meaning set forth in Section 5.1(d).

          "Permits" shall have the meaning set forth in Section 3.8 hereof.

          "Person" shall mean any individual, partnership, joint-stock company, joint venture, corporation, limited liability company, trust or unincorporated organization, or a Governmental Agency or political subdivision thereof.

          "Pre-Closing Taxes" shall have the meaning set forth in Section 5.1(b) hereof.

          "Project" shall have the meaning set forth in the recitals hereto.

          "Project Agreements" means the Project Agreement and the Transaction Documents.

          "Prudent Utility Practice" means, at a particular time, any of the applicable practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period prior to such time, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result when viewed in the context of the overall objectives sought to be obtained, consistent with good business practices, reliability, safety, and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others but rather to a spectrum of practices, methods, or acts having due regard for, among other things, manufacturers' warranties and the requirements of governmental agencies of competent jurisdiction.

          "Purchase Price" shall have the meaning set forth in Section 2.1 hereof.

          "Reference Statement of Net Book Value" shall have the meaning set forth in Section 2.5(c) hereof.

          "Representative" shall mean, with respect to any Person, each of such Person's directors, officers, employees, representatives and agents.

          "Section 338(h)(10) Election" shall have the meaning set forth in
Section 2.6 hereof.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Seller" shall have the meaning set forth in the preamble hereto.

          "Seller Disclosure Schedule" shall have the meaning set forth in
Article III hereof.

          "Seller Indemnified Parties" shall have the meaning set forth in
Section 10.4(b) hereof.

          "Seller Support Obligations" shall have the meaning set forth in
Section 2.4 hereof.

          "Tax" (and the correlative meaning, "Taxes", "Taxing" and "Taxable") shall mean (i) any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to Tax or additional amount imposed by a Taxing Authority; (ii) Person (or, in each case, any predecessor or successor in interest thereto by merger or otherwise), as the case may be, for the payment of any amounts of the type described in clause (i) for any Taxable period resulting from the application of Treasury Regulation Section 1.1502-6 or, in the case of any similar provision applicable under state, local or foreign law; and (iii) any liability of a Person (or, in each case, any predecessor or successor in interest thereto by merger or otherwise) for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other party.

          "Tax Asset" shall mean any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute, including additions to basis of property, which could reduce Federal Taxes including, without limitation, deductions, credits, or alternative minimum net operating loss carryforwards related to alternative minimum Taxes.

          "Tax Claims" shall mean any claims, actions, causes of action, liabilities, losses, damages, deficiencies, judgments, settlements, costs and expenses whatsoever (including reasonable out-of-pocket expenses and reasonable attorneys' fees), whether or not resulting from third party claims, relating to Taxes.

          "Tax Controversy" shall have the meaning set forth in Section 5.1(d).

          "Tax Controversy Issue" shall have the meaning set forth in Section 5.1(d).

          "Tax Controversy Notice" shall have the meaning set forth in Section 5.1(d).

          "Tax Return" shall mean any return, report, statement, information or other document, including any amendment thereto filed or to be filed or supplied to any federal, state, or local Tax authority or any other government entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities.

          "Transaction Documents" shall mean the State Line Documents (as defined in the Power Purchase Agreement referenced in Section 9.6 hereof).

          "Transaction Regulatory Approvals" shall mean all regulatory approvals required to consummate the transactions contemplated hereby.

          "Transfer Taxes" shall have the meaning set forth in Section 5.1(a) hereof.

          (b) As used in this Agreement, references to the "knowledge" of any Person shall mean the actual knowledge of the executive officers of such Person and of the senior employees of such Person responsible for the area of operations of such Person to which such Person's knowledge relates.

          (c) Capitalized terms used herein without definition shall have the respective meanings specified in the Project Agreement.

                                  ARTICLE II

                         OPTION TO PURCHASE INTERESTS

          Option to Purchase the Company Stock. The Seller hereby grants to Buyer an irrevocable one-time option (the "Option") to purchase, upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth herein, from the Seller, free and clear of all Encumbrances, the Company Stock for a purchase price (subject to adjustment pursuant to Section 2.5) equal to the Reference Statement of Net Book Value as adjusted pursuant to Section 2.5 and 2.6 (as so adjusted, the "Purchase Price").

          Exercise of Option and Closing.

          (a) In the event that (i) Buyer is unable to obtain a permanent exemption to registration under the 1940 Act prior to the receipt of the required shareholder approvals and other regulatory approvals under the Merger Agreement, (ii) the 1940 Act remains in full force and effect and would impose materially burdensome terms and conditions on Buyer as a registrant under such Act, (iii) registration as a holding company under the 1935 Act provides a permanent exemption to registration under the 1940 Act, and (iv) the Buyer shall have complied in all material respects with the provisions of Section 6.9 hereof, the Buyer may exercise the Option by delivery of written notice of
exercise to Seller prior to the expiration of the Option.   The closing of the
transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. on the third Business Day following the later of (i) delivery of written notice of exercise of the Option by Buyer to Seller and (ii) satisfaction of the conditions precedent to the sale and purchase of the Company Stock, to be effective as of such day, at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P. in New York, New York, or at such other time, date or place as the parties may mutually agree (hereinafter referred to as the "Closing Date").

          (b) At the Closing, the Seller shall deliver the following to the
Buyer:

               (i) stock certificate(s) duly endorsed or accompanied by stock powers duly endorsed in blank with appropriate transfer stamps, if any, affixed thereto, representing the Company Stock;

               (ii)     the certificates contemplated by Section 9.3 hereof; and

               (iii) all other documents required to be delivered by the Seller on or prior to the Closing Date pursuant to this Agreement.

          (c) At the Closing, the Buyer shall deliver to the Seller:

               (i)      the Purchase Price;

               (ii)     the certificates contemplated by Section 8.3 hereof; and

               (iii) all other documents required to be delivered by the Buyer on or prior to the Closing Date pursuant to this Agreement.

          (d) All payments to be made by the Buyer pursuant to this Section 2 shall be made by wire transfer of immediately available funds to such bank account or bank accounts designated by the Seller at least two Business Days prior to the Closing Date or otherwise provided in Section 2.2.

          Option Period. The Option may be exercised at any time during the period commencing on the date hereof, and expiring on the third anniversary hereof; provided, however, if Buyer remains in compliance with Section 6.9 hereof, the exercise period may be extended no more than twice at the option of Buyer for additional one year periods by delivering notice to Seller at least 90 days prior to the expiration of the Option.

          Seller Support Obligations. The Buyer and Seller agree to cooperate in obtaining the release of Seller from any financial support or other financial obligations to the Company or the Project (the "Seller Support Obligations"). At the Closing, the Buyer shall take all necessary action, including the furnishing of credit support, to obtain the release of the Seller from all liability and obligation with respect to the Seller Support Obligations at the Closing.

          Net Book Value Adjustment to Purchase Price.
          -------------------------------------------

          (a) The Purchase Price shall be increased by the amount that the Net Book Value set forth on the Closing Date Statement of Net Book Value exceeds the Net Book Value set forth on the Reference Statement of Net Book Value, or decreased by the amount that the Net Book Value set forth on the Closing Date Statement of Net Book Value is less than the Net Book Value set forth on the Reference Statement of Net Book Value, as the case may be.

          (b) As used in this Agreement, "Net Book Value" means assets less liabilities as reflected on the relevant Statement of Net Book Value. For purposes of such calculation, assets shall be the sum of current assets (including cash and short term investments, accounts receivable, intercompany receivables, prepaid expenses), property, plant and equipment and other assets as set forth in Schedule 2.5(c). Liabilities shall be the sum of current liabilities (including accounts payable, accrued expenses, accrued income taxes, intercompany payables) and other liabilities as set forth in Schedule 2.5(c). All of the foregoing calculations shall be made in conformity with the applicable system of FERC accounts.

          (c) For purposes of this Agreement, "Reference Statement of Net Book Value" means the pro forma calculation of the Net Book Value of the Company as of September 30, 2000 made in accordance with Section 2.5(b) and set forth on
Schedule 2.5(c), and "Closing Date Statement of Net Book Value" means the calculation of the Net Book Value of the Company as of the close of business on the day prior to the Closing Date made in accordance with Section 2.5(b) and from which the calculation of the adjustment to the Purchase Price will be made in accordance with Section 2.5(a) hereof.

          (d) Within 45 days following the Closing Date, the Seller shall prepare and deliver to the Buyer the Closing Date Statement of Net Book Value prepared by the Seller in accordance with the applicable system of FERC accounts. The Closing Date Statement of Net Book Value shall be prepared by the Seller in good faith and shall be certified by the Seller to be, as of the date prepared, its good faith estimate of the amounts reflected thereon.

          (e) The Seller shall provide the Buyer with a preliminary draft of the Closing Date Statement of Net Book Value within 30 days following the Closing Date. The Buyer shall allow the Seller and its agents access at all reasonable times after the Closing to copies of the books, records and accounts of the Company and make available to the Seller such information as the Seller reasonably requests to allow the Seller to prepare the Closing Date Statement of Net Book Value. The Buyer and the Seller will in good faith attempt to resolve any disputes with respect to such calculation before the final Closing Date Statement of Net Book Value is rendered.

          (f) The Buyer shall give written notice to the Seller of any objection to the Closing Date Statement of Net Book Value within 30 days after the Buyer's receipt of the final statement pursuant to Section 2.5(d). The notice shall specify in reasonable detail the items in the Closing Date Statement of Net Book Value to which the Buyer objects and shall provide a summary of the Buyer's reasons for such objections.

          (g) Any dispute between the Buyer and the Seller with respect to the Closing Date Statement of Net Book Value which is not resolved within 45 days after receipt by the Seller of the written notice from the Buyer shall be referred for decision to a nationally recognized accounting firm selected by the Seller and reasonably acceptable to the Buyer which is not engaged in providing services to the Seller or the Buyer or any of their Affiliates to decide the dispute within 30 days of such referral. The decision by the accounting firm shall be final and binding on the Seller and the Buyer. The cost of retaining the accounting firm with respect to resolving disputes as to the Closing Date Statement of Net Book Value shall be borne by the Seller and the Buyer as determined by the award of the accounting firm.

          (h) Following delivery of the Buyer's written notice of objections to the Closing Date Statement of Net Book Value, any balance due to the Seller or refund due to the Buyer pursuant to the adjustments set forth in Section 2.5(a) that is not in dispute shall be paid within ten (10) days of such delivery (and any payment in respect of any amount in dispute shall be paid within 10 days of the resolution of such dispute) together with interest on each payment amount from the Closing Date to the date of payment at 7% per annum, in immediately available funds to an account designated by the Seller or the Buyer, as the case may be, at least 2 days before the payment is due.

          Adjustment to Purchase Price - Section 338(h)(10) Election. If Buyer requests Seller to join with Buyer in making an election pursuant to section 338(h)(10) of the Code (the "Section 338(h)(10) Election"), Buyer shall pay to Seller any Additional Taxes directly resulting from the Section 338(h)(10) Election that are in excess of the Taxes that would have been incurred by Seller if Seller instead were to have sold all the Company Stock without effecting a
Section 338(h)(10) Election. For purposes of this Section 2.5, "Additional Taxes" means the net amount of any Taxes incurred by Company, Seller or Seller's Affiliates that are in excess of the Taxes that would have been incurred by Company, Seller and Seller's Affiliates if Seller instead were to have sold all the Company Stock without effecting the Section 338(h)(10) Election (including any Taxes imposed on the increase in the Purchase Price pursuant to this Section 2.6). For purposes of computing Additional Taxes, Taxes shall be computed at the highest applicable marginal rate, and it shall be assumed that neither Seller nor any of its Affiliates had any items of income, gain, loss, or deduction or credit, including net operating losses and carryovers, other than that resulting from the transactions contemplated by this Agreement. Not later than 60 days after Seller files its federal and state income Tax Returns for the period which includes the Closing Date, Seller shall give notice (the "Calculation Notice") to Buyer of its calculation of the payment to be made by Buyer pursuant to this
Section 2.6, which Calculation Notice shall include (i) a detailed explanation of the calculation and all workpapers supporting such calculation and (ii) wire transfer instructions for such payment, if any. Seller shall promptly make available to Buyer such information as Buyer reasonably requests to allow Buyer to examine the accuracy of such calculation. Buyer shall pay the amount shown on the Calculation Notice by wire transfer of immediately available funds to Seller within 20 days of receipt by Buyer of the Calculation Notice; provided, however, that if Buyer disputes the calculation set forth in the Calculation Notice, Buyer shall pay any undisputed amount and give written notice to Seller of any objection to such calculation within 20 days following receipt by Buyer of the

Calculation Notice, which notice shall specify in reasonable detail the items in such calculation to which Buyer objects and shall provide a summary of Buyer's reasons for such objections. Any dispute between Buyer and Seller with respect to such calculation shall be resolved in accordance with the procedures set forth in Section 2.5(g) and any payment in respect of any amount in dispute shall be paid within 10 days of the resolution of such dispute together with interest on such payment amount from the date of receipt by Buyer of the Calculation Notice.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF SELLER RELATING
                           TO SELLER AND THE COMPANY

          Seller hereby represents and warrants to the Buyer as follows:

          Organization, Standing and Power. Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to be so organized, existing and in good standing or to have such power or authority will not, in the aggregate, either (i) have a material adverse effect on the business, results of operations, assets or financial condition of the Company or the Project, or (ii) materially impair the ability of Seller to perform its material obligations under this Agreement (either of such effects, a "Material Adverse Effect"). The Company is qualified or licensed to do business as a foreign corporation or company and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed will not have a Material Adverse Effect.

          Section III.2.  Capitalization of the Company.
                          -----------------------------

          (a) The authorized equity capital of the Company consists of 1000 shares of common stock, no par value per share, of which 1000 shares have been issued (the "Company Stock") and are held beneficially and of record by Seller. All of the shares of Company Stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

          (b) There are no outstanding (i) securities convertible into or exchangeable for the equity capital of the Company, (ii) options, warrants or other rights to purchase or subscribe for equity capital of the Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity capital of the Company or any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject to or bound.

          (c) Upon delivery of the Company Stock against payment of the Purchase Price by the Buyer in accordance with Section 2 of this Agreement, valid and marketable title to the Company Stock, free and clear of any Encumbrance will pass to the Buyer.

          Authority Relative to this Agreement. The Seller has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as of the date hereof, will have been duly and validly authorized by all required action on the part of the Seller and no other proceedings on the part of the Seller, including approval of the board of directors of Seller, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and, assuming this Agreement has been duly authorized, executed and delivered by the Buyer, this Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          No Conflict or Violation; Consents and Approvals. Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby by the Seller will (a) violate any provision of the articles of incorporation or by-laws of the Seller, (b) require the consent, waiver or approval of any federal, state, local or foreign government, or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), except for (i) consent of the SEC under the 1935 Act, the Missouri Public Service Commission and consents required under the FERC (ii) consents and approvals to be made and obtained before the Closing and those which have been made and obtained and (iii) such consents and approvals as, if not made or obtained, will not, in the aggregate, have a Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, contract, lease, franchise, permit, agreement or other instrument or obligation to which the Seller or the Company is a party or by which the Seller or the Company, or any of their respective properties or assets may be bound, except for such violations, breaches and defaults as, in the aggregate, will not have a Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Seller, the Company or the Project or by which any of their respective properties or assets may be bound, except for such violations as, in the aggregate, will not have a Material Adverse Effect.

          Financial Statements. The Seller has previously furnished to the Buyer the financial statements of the Company and the Project and the related financial statements of operations and cash flows of the Project and the Company (including any related notes) for the fiscal years ending December 31, 1999 and interim period ending September 30, 2000. Each balance sheet included in the financial statements, in all material respects, fairly presents the financial position of the Company or the Project, as applicable, as of its date, and the other related statements included in the financial statements, in all material respects, fairly present the results of operations of the Company and the Project for the periods presented therein, all in conformity with the applicable system of FERC accounts.

          Absence of Certain Changes. Since July 31, 2000, neither the Company nor the Project has (a) suffered any change in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Material Adverse Effect, (b) conducted its business in any material respect not in the ordinary and usual course consistent with Prudent Utility Practice or (c) except in the ordinary course of business consistent with Prudent Utility Practice and except with respect to the transactions contemplated by this Agreement, (i) incurred any long-term indebtedness or issued any debt securities or assumed or guaranteed the obligations of any other Person, (ii) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the equity of the Seller or redeemed or otherwise acquired any interests of equity of the Seller, (iii) sold, transferred or otherwise disposed of any of its material property or assets, (iv) created any material Encumbrance on any of its material property or assets, (v) increased in any manner the rate or terms of compensation of any of its directors, officers or other employees, or (vi) entered into or amended any employment, bonus, severance or retirement contract.

          Compliance with Law. To the knowledge of the Seller, the businesses of the Company and the Project are not being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, except for such violations as, in the aggregate, will not have a Material Adverse Effect. Neither the Company nor the Project is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or by-laws (or other comparable governing documents) or (b) any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Company or the Project, as the case may be, except for such defaults and violations as, in the aggregate, will not have a Material Adverse Effect.

          Permits. Each of the Company and the Project has all governmental permits, licenses and authorizations necessary for the conduct of its businesses in all material respects as presently conducted (the "Permits") and is in compliance with the terms of the Permits, except for such Permits the absence of which would not have a Material Adverse Effect or any non-compliance as will not have a Material Adverse Effect.

          Litigation. Except as set forth in Schedule 3.9, there is no action, suit or proceeding pending, or, to the knowledge of the Seller, threatened, against the Seller, the Company or the Project or any properties or rights of the Seller, the Company or the Project before any Governmental Entity which involves a claim, the adverse determination of which would be reasonably likely to have a Material Adverse Effect.

          Section III.10.  Taxes
                           -----

          . The Seller, with respect to the Company and the Project, within the time and manner prescribed by law, except as would not have a Material Adverse Effect, (i) duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all respects; (ii) (A) has within the time and in the manner prescribed by law timely paid all Taxes that are shown as due on such filed Tax Returns, except with respect to matters contested in good faith and (B) no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the date hereof; (iii) with respect to any filed Tax Returns has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, does not have any deficiency, or any such audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) has not been or is not a party to any Tax sharing agreement or similar arrangement.

          Environmental Matters. Except as set forth in Section 3.7, to the Seller's knowledge (a) the Project is in compliance with all applicable Environmental Laws, except where such failures to comply will not, in the aggregate, have a Material Adverse Effect; and (b) there are no Environmental Claims, pending or threatened against the Company or the Project which, if determined adversely against the Company or the Project, would have a Material Adverse Effect.

          Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

          Buyer represents and warrants to the Seller as follows:

          Organization Standing and Power. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets except where the failure to be so organized, existing and in good standing or to have such power or authority would not, in the aggregate, either
(i) have a material adverse effect on the business, results of operations, assets or financial condition of the Buyer or (ii) impair, hinder or adversely affect the ability of the Buyer to perform material obligations under this Agreement or to consummate the transactions contemplated hereby (either of such effects, a "Buyer Material Adverse Effect").

          Authority Relative to this Agreement. The Buyer has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming this Agreement has been duly authorized, executed and delivered by the Seller, this Agreement constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          No Conflict or Violation; Consents and Approvals. Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby by the Buyer will (a) violate any provision of the certificate of incorporation or by-laws (or other comparable governing documents) of the Buyer, (b) require the consent, waiver or approval of any Governmental Entity, except for (i) consents and approvals to be made and obtained before the Closing and those which have been made and obtained and (ii) such consents and approvals as, if not made or obtained, will not, in the aggregate, have a Buyer Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, contract, lease, franchise, permit, agreement or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, except for such violations, breaches and defaults as, in the aggregate, will not have a Buyer Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Buyer or by which any of its properties or assets may be bound, except for such violations as, in the aggregate, will not have a Buyer Material Adverse Effect.

          Legal Proceedings. There are no actions, suits or proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer before any court, arbitrator or governmental or regulatory body or authority which would prevent or delay the consummation of the transactions contemplated by this Agreement.

          Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

                                   ARTICLE V

                                  TAX MATTERS

          Section V.1.  Tax Matters.
                        -----------

          Transfer Taxes. Seller and Buyer shall each pay 50% of all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes"), if any, arising out of or in connection with the sale of the Company Stock pursuant to this Agreement. Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and Buyer shall promptly reimburse Seller for its portion of such Transfer Taxes.

          Indemnification. (i) Seller shall indemnify and hold harmless Buyer from and against any and all Tax Claims relating to the Company or the Project, resulting from, arising out of or relating to: (A) any and all Taxes imposed on or incurred by the Company or the Project relating to any taxable period ending on or prior to the Closing Date ("Pre-Closing Taxes") and (B) with respect to any taxable period ending on or after the Closing Date that includes the Closing Date (the "Overlap Period"), any and all Taxes imposed on or incurred by the Company or the Project attributable to the period ending on or prior to the Closing Date ("Overlap Period Taxes"). For purposes of the Overlap Period, Taxes shall be attributable to the period ending on or prior to the Closing Date: (A) in the case of any real or personal property Tax imposed on or incurred by the Company or the Project in an amount equal to the real or personal property Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period for which such real or personal property Tax is paid ending on the Closing Date and the denominator of which is the number of days in the entire period; and (B) in the case of any other Taxes imposed on or incurred by the Company or the Project, to the extent of any Taxes imposed on or incurred by the Company, or the Project that would be payable if the taxable year ended on the Closing Date.

          (ii) Buyer shall indemnify and hold harmless Seller from and against any and all Tax Claims relating to the Company or the Project resulting from, arising out of or relating to any and all Taxes other than Pre-Closing Taxes or Overlap Period Taxes ("Post-Closing Taxes").

          Refunds. Any refund or credit of the Company for Pre-Closing Taxes or Overlap Period Taxes shall be for the benefit of the Seller and the Buyer shall pay any such refund to the Seller within 30 days after the Company or the Project receives such refund or actually realizes the benefit of such refund or credit.

          Contests. (i) Seller and Buyer agree that, in the event the Company receives notice in writing of any examination, claim, settlement, proposed adjustment, administrative or judicial proceeding, or other matter (a "Tax Controversy") related to any Pre-Closing Taxes or Overlap Period Taxes, Seller or Buyer, as the case may be, (the "Notifying Party") shall notify the other party in writing as soon as reasonably practical (but in no event not more than 10 Business Days) after receipt of such notice (a "Tax Controversy Notice"); provided that the failure to timely deliver notice to such other party shall not relieve the such other party of its obligations hereunder, except to the extent that the such other party is actually and materially prejudiced by the failure to give such notice.

          (ii) With respect to any Tax Controversy solely involving Pre-Closing Taxes or Overlap Period Taxes that is not reasonably likely to raise any material issues relating to Post-Closing Taxes in excess of $50,000, Seller shall have the right to control such Tax Controversy, at Sellers expense, including the determination of any matter related to (A) the submission and content of documentation, memoranda of fact and law and brief, the conduct of any oral argument or other presentations, submissions or ruling requests made in connection with such Tax Controversy, the selection of witnesses, the negotiation of any stipulations of fact and any other matter related to the contest of any such Tax Controversy, (B) the choice of counsel or any other related representation with respect to such Tax Controversy, (C) the choice of venue with respect to any court of competent jurisdiction, (D) any decision to appeal an adverse determination of any court of competent jurisdiction, and (E) any settlement, disposition or other resolution of such Tax Controversy (each, a "Tax Controversy Issue").

          (iii) With respect to any Tax Controversy solely involving Post-Closing Taxes that is not reasonably likely to raise any material issues relating to Pre-Closing Taxes or Overlap Period Taxes in excess of $50,000, Buyer shall have the right to control such Tax Controversy, at Buyers expense, including the determination of any matter related to any Tax Controversy Issue.

          (iv) With respect to any Tax Controversy not described in Section 5.1(d)(i) or

(ii) above, Buyer and Seller may participate in all matters related to such Tax Controversy provided such person informs the Notifying Party in writing of its desire to participate in such Tax Controversy (a "Participation Notice") within 45 days of the receipt of a Tax Controversy Notice. If a Participation Notice is not received within the prescribed time period, the Notifying Party shall have the right to control such Tax Controversy, at such party's expense, including the determination of any matter related to any Tax Controversy Issue. If a Participation Notice is received within the prescribed time period, Buyer and Seller shall each have the right to participate in all matters related to such Tax Controversy and agree to negotiate in good faith with respect to the determination of any matter related to any Tax Controversy Issue; provided, however, each party shall have the right to choose their own legal counsel. Any resolution or other determination of any Tax Controversy Issue that cannot be resolved through the good faith negotiation of the parties shall be resolved in accordance with Section 5.1(f). Any expenses related to the resolution of any Tax Controversy involving joint participation by the Buyer and Seller (other than any expenses related to each parties legal counsel which shall be the sole responsibility of such party) shall be (i) allocated between the Buyer and Seller in proportion to the amount of any Taxes imposed upon such party pursuant to a Final Determination of the Tax Controversy Issue or (ii) split equally between Buyer and Seller if no Taxes are imposed upon any party pursuant to a Final Determination of the Tax Controversy Issue.

          (v)     Any dispute involving the application or operation of this
Section 5.1(d) shall be resolved in accordance with Section 5.1(f).

          Information. To the extent not inconsistent with this Agreement, the provisions of Article Seven of the Tax Disaffiliation Agreement shall apply with respect to all matters addressed therein.

          Referees. Any disagreement not resolved by mutual agreement of the parties shall be resolved by an independent referee that is mutually acceptable to the parties hereto (a "Referee"). In the event the parties cannot agree on a Referee within 3 Business Days, each party shall select within 2 Business Days an independent nationally recognized law firm or accounting firm expert in tax matters and such firms shall jointly choose the Referee. A Referee so chosen shall consider, among other things, the magnitude and size of the item in question, the impact of the resolution on other Taxable periods of the Buyer and Seller and their Subsidiaries and the likelihood of a party's position ultimately prevailing, and otherwise shall resolve any such disagreement pursuant to such procedures as it may deem advisable. The Referee shall render its decision within 5 Business Days unless another time period is specified herein or is mutually agreed upon by the Seller and Buyer. Any such resolution shall be binding on the parties hereto without further recourse.

          (g) If any increase in Tax for any period for which indemnification is provided under Section 5.1(b) gives rise to a Tax Asset to an indemnified party or its Affiliate, the amount of the indemnity payment shall be reduced by the present value of such Tax Asset computed as of the end of the Tax year with respect to which the indemnified Tax arises. For this purpose, the present value of the Tax Asset shall be computed by (x) treating the Tax Asset as utilized as and to the extent it first becomes available (e.g., as any increase in Tax basis could be depreciated) to reduce Tax as the maximum rate applicable for that Tax for the Tax year with respect to which the indemnified Tax arises and then (y) discounting the resulting Tax savings to present value using a discount rate of the higher of the Prime Rate or the interest rate applicable to deficiencies at the end of the Tax year with respect to which the indemnified Tax arises.

          After Tax Amount. Any indemnity payment made pursuant to this Section shall be increased by an amount equal to the product of (i) the amount of any indemnified Tax calculated without regard to this Section 5.1(h) and (ii) a fraction, the numerator of which is the highest applicable combined federal and state Tax rate in effect with respect to the person receiving the indemnity payment expressed as a decimal (the "Effective Tax Rate") and the denominator of which is one minus the Effective Tax Rate.

          Payments and Interest
          ---------------------

          (i) Except as otherwise provided herein, all payments required by this Agreement shall be due 30 days after the payment by a party to a Taxing Authority or a receipt of a refund or credit by a party from a Taxing Authority, whichever is applicable, of the relevant item. All payments to be made hereunder shall be made in immediately available funds. Payments shall be deemed made when received.

          (ii) Any amount not paid when due under this Agreement shall bear interest at Prime until the date on which payment is made.

          Section 338(h)(10) Election; Purchase Price Allocation. Upon the consummation of the purchase contemplated by this Agreement, Seller shall make a timely Section 338(h)(10) Election with Buyer, if so requested by Buyer, with respect to the purchase of the Company Stock and shall make similar elections under state and local law to the fullest extent possible. Buyer will be responsible for preparing and filing all documents and materials necessary in connection with making the Section 338(h)(10) Election and any similar elections under state and local law. No later than 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed allocation of the Purchase Price for purposes of the Section 338(h)(10) Election. Buyer and Seller shall timely complete and file IRS Form 8023 and any similar form under applicable state law. If Buyer and Seller cannot agree on such allocation, Buyer and Seller will select a nationally recognized accounting firm or other recognized expert to appraise the assets for purposes of determining such allocation. The cost of such appraisal will be divided between Buyer and Seller equally. Buyer and Seller agree not to take any position inconsistent with any such allocation for Tax reporting purposes.

          Tax Returns. Buyer shall be responsible for preparing and filing all Tax Returns of the Company relating to Tax periods ending after the Closing Date. Seller shall cooperate with Buyer with respect to preparing and filing such Tax Returns and shall promptly provide all information reasonably requested by Buyer necessary to prepare and file the Tax Returns.

          Other Tax Returns.
          -----------------

          (A) With respect to Tax Returns of the Company for any Tax periods ending after the Closing Date relating to Taxes for which the Seller has an indemnification obligation pursuant to Section 5.1(b)(i) (an "Overlap Period Return"), the Buyer shall deliver to Seller a pro forma Overlap Period Return setting forth the Tax liability of the Company for such Tax period 35 days prior to the due date for filing such Overlap Period Return (including extensions) and a statement setting forth the portion of the Company's Tax liability, if any, for which the Seller has an indemnification obligation pursuant to Section 5.1(b)(i) along with any related calculations used by Buyer in determining such indemnifiable portion (the "Company Tax Allocation Statement"). Such pro forma Overlap Period Return shall set forth all necessary and required information (including, without limitation, schedules, statements and such supporting documentation as Seller or Buyer may reasonably request from time to time) in such form as would be required for filing with the appropriate Taxing authority and shall correctly reflect the facts regarding the income, properties, operations and status of the Company. Except as otherwise required by law, such pro forma Overlap Period Return shall be prepared making the elections and using the methods of accounting that were made or used by the Company on the applicable Tax Return most recently filed with respect to a Tax period ending prior to the Closing Date; provided, however, the parties agree to negotiate in good faith to reach agreement with respect to any reasonable proposal relating to a relevant election or method of accounting to be used in connection with filing any Overlap Period Return of the Company and any dispute with respect to such reasonable proposal shall be resolved in accordance with Section 5.1(f). Seller may (at its own expense) review all work papers and procedures used to prepare each pro forma Overlap Period Return.

          (B) Seller shall notify Buyer in writing of any proposed adjustments to a pro forma Overlap Period Return of the Company including the Company Tax Allocation Statement within 15 days of the date upon which it receives such pro forma Overlap Period Return and Company Tax Allocation Statement from Buyer. In the event that Buyer shall, within 5 days following the receipt of such notification from Seller, disagree with any proposed adjustment made under the above provision, such disagreement shall be resolved in accordance with Section 5.1(f). Upon agreement by the parties as to proposed adjustments, if any, to a pro forma Overlap Period Return including the Company Tax Allocation Statement, or upon a decision of the Referee, the pro forma Overlap Period Return as adjusted (if at all) shall be deemed to be a final Overlap Period Return for purposes of this Agreement.

          (C) Prior to the due date of the Overlap Period Return (including any extensions), Seller shall pay to Buyer an amount equal to the portion of the Company Tax liability for which Seller has an indemnification obligation pursuant to Section 5.1(b)(i) shown on the Company Tax Allocation Statement taking into account any payments made by the Company, Buyer or any Affiliate thereof to Seller, any Affiliate thereof or any Taxing Authority.

          Survival of Obligations. The obligations of the parties set forth in this Article 5 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statutes of limitation.

                                  ARTICLE VI
                                   COVENANTS

          Conduct of the Business Pending the Closing. Except as contemplated by this Agreement, or with the prior written consent of the Buyer, during the period from the date of this Agreement to the Closing, the Seller shall cause the Company to abide by the Project Agreements. In addition, except with the prior written consent of the Buyer, Seller shall use commercially reasonable efforts to: (a) cause the Company to conduct its businesses and operations according to Prudent Utility Practice and take all commercially reasonable efforts permitted by the Project Agreements to cause the Project to do the same, (b) cause the Company to preserve intact its properties, assets and business organizations, keep available the services of its officers and employees (to the extent such officers and employees are available) and maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with the Company or the Project, as the case may be, in each case in the ordinary course of business consistent with Prudent Utility Practice and take all commercially reasonable efforts permitted by the Project Agreements to cause the Project to do the same. Seller will not, and will not permit the Company to, take any action that is reasonably likely to cause any of the conditions to the Buyer's obligations set forth in Article IX hereof to not be satisfied. Without limiting the foregoing, without the prior written consent of Buyer, Seller shall not permit: (a) the Company to allow the sale, lease (as lessor), transfer or other disposition of any material part of its property, or to vote under the Project Agreements to allow the Project to do so, other than assets used, consumed and replaced in the ordinary course of business consistent with Prudent Utility Practice or (b)the Company to engage in any capital expenditures beyond its current plans or vote under the Project Agreements to allow the Project to do so, other than those necessary to maintain the Company's assets and the Project in accordance with Prudent Utility Practice.

          Consents and Approvals
          ----------------------

          (a) Immediately following delivery of Buyer's notice of exercise of the Option pursuant to Section 2.2, each of the parties hereto shall use all commercially reasonable efforts necessary to (i) obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement under any Federal, state, local or foreign law or regulation (including, without limitation, all of the Transaction Regulatory Approvals),
(ii) promptly cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and (iii) promptly effect all necessary registrations and filings (including, without limitation, filings under the HSR Act and filings with Governmental Entities necessary to obtain all of the Transaction Regulatory Approvals) and submissions of information requested by any Governmental Entity. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

          (b) Each party hereto shall promptly inform the other of any material communication from the FERC, the FTC, the DOJ or any other Governmental Entity regarding any of the transactions contemplated hereby. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Buyer shall advise the Seller promptly in respect of any understandings, undertakings or agreements (oral or written) that the Buyer proposes to make or enter into with the FERC, the FTC, the DOJ or any other

Governmental Entity in connection with the transactions contemplated hereby.

          Filings. Promptly after delivery of Buyer's notice of exercise of the Option pursuant to Section 2.2, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby (including, without limitation, to obtain the consents and approvals, contemplated by Section 6.2 hereof) and shall use commercially reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

          Covenant to Satisfy Conditions. The Seller and the Buyer will each respectively use commercially reasonable efforts to ensure that the conditions set forth herein are satisfied, insofar as such matters are within the control of such party.

          Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder and (c) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

          Maintenance of Stock Free of Encumbrances. From the date hereof until the Closing, the Seller shall continue to own the Company Stock free and clear of all Encumbrances and shall cause the Company to not issue any additional shares of common stock or any other equity interest in the Company.

          Maintenance of Project. From the date hereof until the Closing Seller will cause the Company to take all actions permitted under the Project Agreements to cause the Project to be completed in accordance with current plans and in compliance with all manufacturer's warranties and specifications and thereafter maintained in at least the repair, working order and condition consistent with Prudent Utility Practice (reasonable wear and tear excepted) and shall repair or replace any part of the Project damaged or destroyed by fire or other casualty; and shall promptly give notice to Buyer upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of Seller contained in this Agreement (without regard to whether or not such breach constitutes or might constitute, if applicable, a Material Adverse Effect), and Seller shall cause the Company to promptly forward to Buyer and Parent all financial reports or statements that the Company prepares or receives in connection with the Project during the term of this Agreement, including without limitations those financial reports required to be provided under the Project Agreements. Seller shall cause the Company to vote under the Project Agreements for the Project to maintain appropriate insurance consistent with Prudent Utility Practice and Seller shall cause the Company to promptly notify Buyer of the cancellation of any such policy or any material modification thereto.

          Risk of Loss. If, following exercise of the Option and on or before the Closing Date, all or any portion of the Project is damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact and, if the requisite parties have not voted to completely repair and reconstruct the Project pursuant to Section 4.7 of the Project Agreement within thirty (30) days after the occurrence of the loss and such loss shall not have been cured prior to the Closing, Buyer shall have the option to elect (A) to negotiate an adjustment to the Purchase Price, in which event the Buyer and the Seller shall negotiate in good faith to settle the loss resulting therefrom (including, without limitation, by making a fair and equitable adjustment to the Purchase Price), and, upon such settlement, proceed with the Closing pursuant to the terms of this Agreement, (B) to demand that Seller cause the Company to assign to Buyer all rights it has against any insurance companies, Governmental Authorities and others with respect to such damage or destruction without adjustment to the Purchase Price, or (C) to terminate this Agreement.

          1935 Act and 1940 Act. Buyer shall use its good faith efforts to obtain a permanent exemption from registration under the 1940 Act or such other permanent solutions to avoid the burdensome requirements of the 1940 Act based on the Buyer's current situation other than by means of the exercise of this Option and registration under the 1935 Act. Buyer shall use commercially reasonable efforts to keep Seller and Parent apprised of any developments with respect to Buyer's exemption from registration under the 1940 Act and/or registration under the 1935 Act.

          Limitation. Seller shall not be, or deemed to be, in breach of any obligation under any of the preceding provisions of this Article VI with respect to any matter, event or circumstance where primary responsibility is that of the Agent under the Project Agreements or where such matter, event or circumstance results from action by one or more of the Project Committees undertaken by less than a Super-Majority Vote.

                                  ARTICLE VII
                    CONDITIONS TO EACH PARTY'S OBLIGATIONS

          The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by each of the parties, at or prior to the Closing of each of the following conditions:

          Regulatory Approvals. All of the material Transaction Regulatory Approvals shall have been obtained.

          HSR Act. All required waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired, or been terminated.

          1940 Act. Buyer shall not have otherwise obtained a permanent exemption to registration under the 1940 Act.

                                 ARTICLE VIII
                    CONDITIONS TO THE SELLER'S OBLIGATIONS

          The obligations of the Seller to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by the Seller, at or prior to the Closing, of each of the following conditions:

          Representations and Warranties of the Buyer True. The representations and warranties of the Buyer contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date except as will not have a Material Adverse Effect.

          Performance. The Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing.

          Certificates. The Buyer shall have furnished the Seller with such certificates to evidence its compliance with the conditions set forth in Sections 8.1 and 8.2 hereof as the Seller may reasonably request.

          No Injunction or Proceeding. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

          Seller Support Obligations. All Seller Support obligations shall have been released.

          Opinion of Counsel. Buyer shall have delivered an opinion of counsel that registration under the 1935 Act provides an exemption to registration under the 1940 Act.

                                  ARTICLE IX
                     CONDITIONS TO THE BUYER'S OBLIGATIONS

          The obligation of the Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by the Buyer, at or prior to the Closing, of each of the following conditions:

          Representations and Warranties of the Seller True. The representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date except as will not have a Material Adverse Effect.

          Performance by the Seller. The Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the Seller on or prior to the Closing.

          Certificates. The Seller shall have furnished the Buyer with such certificates to evidence its compliance with the conditions set forth in Sections 9.1 and 9.2 hereof as the Buyer may reasonably request. Nothing herein shall restrict the ability of the Seller to provide a certificate pursuant to this Section 9.3 that sets forth therein exceptions, and the existence of any exceptions in the certificate shall not be deemed a failure to meet the condition set forth in this Section 9.3; provided that the existence of the events described therein, to the extent that such new exceptions would have a Material Adverse Effect, may result in the failure to satisfy the conditions set forth in Section 9.1 or 9.2 hereof.

          No Injunction or Proceeding. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

          No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

          Power Purchase Agreement. The Power Purchase Agreement in the form of Exhibit A shall be in full force and effect and no material default by either party shall have occurred thereunder.

          Third Party Consents. All required third party consents required for the consummation of the sale of the Company Stock and the consummation of the other transactions contemplated by this Agreement shall have been obtained and shall be satisfactory to Buyer in its sole discretion and shall not contain or be granted subject to terms or conditions which are not acceptable to the Buyer in its sole discretion.

                                   ARTICLE X
                 TERMINATION AND ABANDONMENT; INDEMNIFICATION

          Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a)     by mutual consent of the Buyer and the Seller; or

          (b) by the Buyer or the Seller if the Closing shall not have occurred within 18 months following the delivery by Buyer of notice of exercise of the Option, except that the Buyer and the Seller shall have the right, in their mutual discretion, to extend this time period in this Section 10.1(b) an additional 15 days; provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to a party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Closing to be consummated by such date; or

          (c) by the Buyer or the Seller if Buyer shall have obtained a permanent exemption under the 1940 Act or shall be no longer subject to the registration requirements under the 1940 Act by virtue of its ownership of securities of Parent or Oneok, Inc.; or

          (d) by the Buyer or the Seller upon the occurrence of a "Regulatory Change" as defined herein. For the purpose of this Section 10.1(d), Regulatory Change shall mean the repeal of the 1935 Act, the removal of the permanent exemption under the 1940 Act afforded by registration under the 1935 Act, the rejection by the Securities and Exchange Commission of Buyer's attempted 1935 Act Registration or the removal of the materially burdensome provisions of registration under the 1940 Act as in effect on the date hereof.

          Procedure and Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1 hereof by one party, written notice thereof shall forthwith be given to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the transactions contemplated hereby shall be abandoned. If this Agreement is terminated as provided herein:

          (a) the Buyer shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of the Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof or certify the destruction thereof; and

          (b) except as otherwise expressly set forth herein, no party to this Agreement shall have any liability hereunder to any other party, except for any breach by such party of the terms and provisions of this Agreement.

          Section X.3.  Survival of Representations and Warranties.
                        ------------------------------------------

          (a) The representations and warranties contained in Section 3.2 (relating to title to the Company Stock) shall survive the Closing and remain in full force and effect indefinitely. All other representations and warranties contained herein shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations.

          (b) The sole and exclusive remedy for any breach of any representation, warranty, covenant or agreements shall be pursuant to Section
10.4 hereof, except in the case of fraud. Under no circumstances shall any party be liable to any other party for consequential, incidental or punitive damages.

          Section X.4.  Indemnification.
                        ---------------

          (a) From and after the Closing, Seller shall indemnify and hold harmless, subject to the limitation set forth in this Section 10.4, the Buyer from and against any Damages arising from or in connection with (i) any inaccuracy in any representation or the breach of any warranty of the Seller under this Agreement or (ii) the failure of the Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by the Seller pursuant to this Agreement.

          (b) From and after the Closing, the Buyer shall indemnify and hold harmless the Seller from and against any Damages to the extent they are the result of (i) any inaccuracy in any representation or the breach of any warranty of the Buyer under this Agreement or (ii) the failure of the Buyer to duly perform or observe any term, provision, covenant or agreement to be performed or observed by the Buyer pursuant to this Agreement.

          (c) Any calculation of Damages for purposes of this Section 10.4 or any claim for indemnification under Section 5.1(b) shall be (i) net of any insurance recovery made by the Indemnified Party (whether paid directly to such Indemnified Party or assigned by the Indemnified Party to such Indemnified Party) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the deductibility of any such Damages or Tax. Any tax refund resulting from or relating to any such Damages or Claims shall be payable to the Indemnifying Party promptly after the receipt thereof. Any indemnification payment hereunder shall initially be made without regard to this
Section 10.4(c) and shall be reduced to reflect any such net Tax benefit only after the Indemnified Party actually realized such benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is reduced below the amount of Taxes that such Indemnified Party would have been required to pay but for deductibility of such Damages. The amount of any reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of IRS Form 870-AD or successor form) with respect to the Indemnified Party's liability for Taxes and, if necessary, the Seller or the Buyer, as the case may be, shall make payments to the other to reflect such adjustment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of IRS Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. Federal income Tax purposes.

          (d) No action, claim or setoff for Damages subject to indemnification under this Section 10.4 shall be brought or made with respect to claims for Damages resulting from a breach of any covenant or agreement contained in this Agreement after the date on which such representation, warranty, covenant or agreement shall terminate pursuant to Section 10.1 hereof; provided, however, that any claim made with reasonable specificity by the party hereto or its Affiliates or Representatives seeking indemnification (the "Indemnified Party") to the party from which indemnification is sought (the "Indemnifying Party") within the time periods set forth above shall survive (and be subject to indemnification) until it is finally and fully resolved.

          (e) An Indemnified Party shall give notice to an Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim which might give rise to a claim for Damages under this Section 10.4, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that the Indemnified Party may participate in such defense at its own expense (unless the Indemnified Party shall have reasonably concluded, based upon a written opinion of outside counsel, that there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of one separate firm of counsel shall be at the expense of the Indemnifying Party); and provided further that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder unless the Indemnifying Party is actually and materially prejudiced thereby. An Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect of such claim or litigation. An Indemnified Party shall furnish such information regarding itself or the claim in question as such Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

          (f)     Any claim for Taxes shall be provided for exclusively in
Article V but shall be subject to Section 10.4(c).

                                  ARTICLE XI
                             ADDITIONAL AGREEMENTS

          No EWG. Buyer agrees that it shall not seek to qualify the Project as an exempt wholesale generator and will not otherwise seek exemption from registration under the 1935 Act from the time it exercises the Option until such time as it no longer owns an interest in the Company or the Project.

                                  ARTICLE XII
                                 MISCELLANEOUS

          Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party or parties waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege.

          Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof (other than the Confidentiality Agreement). This Agreement may not be assigned by a party hereto without the consent of the other parties.

          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

          Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

          (a)     If to the Seller, to:

                  Western Resources, Inc.
                  818 South Kansas Avenue
                  Topeka, Kansas  66612

                  Attention: General Counsel
                  Facsimile: (785) 575-1936

                  with a copy to:

                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                  125 West 55th Street
                  New York, NY  10019
                  Attention:  William S. Lamb and Benjamin G. Clark
                  Facsimile:  (212) 424-8500

          (b)     If to the Buyer, to:

                  Westar Industries, Inc.
                  818 South Kansas Avenue
                  Topeka, Kansas  66612
                  Attention: President
                  Facsimile: (785) 575-1936

                  with a copy to:

                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                  125 West 55th Street
                  New York, NY  10019
                  Attention:  William S. Lamb and Benjamin G. Clark
                  Facsimile:  (212) 424-8500

                  If to the Parent, to:

                  HV Enterprises Inc. c/o Public Service Company of New Mexico Alvarado Square
                  Albuquerque, NM  87158
                  Attention: Chief Financial Officer
                  Facsimile:  (505) 241-1368

                  with a copy to:

                  Winthrop, Stimson, Putnam & Roberts
                  One Battery Park Plaza
                  New York, NY  10004
                  Attention:  Timothy Michael Toy
                              Stephen R. Rusmisel
                  Facsimile:  (212) 858-1500

or such other address or facsimile number as a party may hereafter specify by like notice to the other party. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate confirmation is provided, (ii) if given by United States mail, three days after such notice is deposited in the mail in a postage pre-paid envelope or (iii) if given by any other means, when delivered at the address specified herein.

          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

          Publicity. Except as otherwise may be required by law, for so long as this Agreement is in effect, neither the Seller nor the Buyer shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of the other party which shall not be unreasonably withheld.

          Section XII.7.  Jurisdiction; Forum.
                          -------------------

          (a) By the execution and delivery of this Agreement, the Buyer submits to the personal jurisdiction of any state or Federal court in the State of Kansas in any suit or proceeding arising out of or relating to this Agreement.

          (b) The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or Federal court in the State of Kansas. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that an unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

          Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as expressly set forth in
Section 10.4 hereof, nothing in this Agreement, express or implied, is intended by or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Any

Person who is a beneficiary of such Section 10.4 shall be entitled to enforce his rights thereunder; provided, however, that, prior to the Closing, no action to enforce such rights may be commenced by any such Person without the prior written consent of the Seller.

          Interpretation. No reference in this Agreement to "commercially reasonable efforts" shall require a Person obligated to use such efforts to incur out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation or to consent generally to service of process in any jurisdiction where it is not already subject.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                 WESTERN RESOURCES, INC.

                                 By:______________________________________
                                    Name:
                                    Title:

                                 WESTAR INDUSTRIES, INC.

                                 By:______________________________________
                                    Name:
                                    Title: